EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2016 Results

FORT COLLINS, Colo., Jan. 19, 2016 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2016 ending December 31, 2015. (All per share amounts are presented on a fully diluted basis.)

First Quarter Fiscal 2016 Highlights

  Net sales for the first quarter of 2016 were $445 million, a decrease of 9 percent from the first quarter of last year.

  Earnings per share were $0.40 in the first quarter of 2016, compared to $0.66 in the first quarter of last year. This quarter included special charges totaling $0.16 related to the company’s efforts to consolidate facilities, reduce costs and address current market conditions. Excluding these special charges, earnings per share would have been $0.56 in the quarter.

  Total EBIT1 for the quarter was $34 million. Excluding the special charges in the quarter, EBIT would have been $51 million, compared to $63 million in the first quarter of the prior year.

  Free cash flow1 was $4 million for the quarter, an increase of $13 million from an outflow of $9 million for the first quarter of the prior year.

“We delivered a solid first quarter from an operational perspective, as both segments performed in line with our expectations despite the challenging macro-economic backdrop. Our results reflect continued focus on delivering our new program wins and cost control,” said Thomas A. Gendron, Chairman and Chief Executive Officer.

“We continue to take strategic actions to further enhance long term profitability by rationalizing our global footprint, reducing costs and addressing global economic conditions. The special charges we took this quarter will be largely offset by the savings we expect during the remainder of the fiscal year, and as a result, we are maintaining our full year outlook.”

 Company Results

Net sales for the first quarter of 2016 were $445 million, compared to $488 million for the first quarter of 2015, primarily impacted by lower sales in Woodward’s Industrial segment, partially offset by higher sales in the company’s Aerospace segment. Foreign currency exchange rates had an unfavorable impact of approximately $13 million on net sales for the first quarter of 2016.

EBIT was $34 million for the first quarter of 2016, compared to $63 million for the first quarter of 2015. Excluding the special charges in the current quarter, EBIT would have been $51 million, a decrease of $12 million compared to the prior year quarter. EBIT was negatively impacted in the quarter by the special charges, lower sales volume and approximately $3 million of unfavorable impacts from foreign currency exchange rate fluctuations.

Net earnings for the first quarter of 2016 were $26 million, or $0.40 per share, compared to $44 million, or $0.66 per share in the first quarter of 2015. Excluding the special charges in the current quarter, net earnings would have been $36 million, or $0.56 per share. Foreign currency exchange rates had a negative impact on net earnings of approximately $2 million, or $0.04 per share.

Segment Results

Aerospace
Aerospace segment net sales for the first quarter of fiscal 2016 were $269 million, an increase of 5 percent from $256 million for the first quarter a year ago. Segment earnings for the first quarter of 2016 were $43 million, compared to $36 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 16.2 percent this quarter, compared to 14.0 percent in the same quarter of the prior year.

The increased segment sales for the quarter were primarily due to strong growth in defense sales and commercial aftermarket. Segment earnings were primarily impacted by the higher sales volume and strong aftermarket.

Industrial
Industrial segment net sales for the first quarter of 2016 were $177 million, a decrease of $55 million, or 24 percent, from $232 million in last year’s first quarter. On a constant currency basis1, segment sales would have been $189 million, a decrease of 18 percent compared to the prior year quarter. Segment earnings for the first quarter of 2016 were $22 million, compared to $39 million for last year’s first quarter. Segment earnings as a percent of segment net sales were 12.2 percent this quarter, compared to 16.9 percent in the same quarter of the prior year. On a constant currency basis, segment earnings as a percent of sales would have been 13.1 percent this quarter.

Compared to an unusually strong first quarter of the prior year, sales were negatively impacted by ongoing weakness in the natural gas truck market in Asia, foreign currency exchange rates, and overall economic pressure, mainly in China. Segment earnings for the quarter were negatively impacted by sales volume and foreign currency exchange rates. Foreign currency exchange rate fluctuations had an unfavorable impact of $3 million on segment earnings.

Nonsegment
Nonsegment expenses totaled $31 million for the first quarter of 2016, or 6.9 percent of consolidated net sales, compared to $12 million, or 2.5 percent of sales, for the same quarter last year. Nonsegment expenses included special charges totaling $16 million for facility rationalization and workforce management to achieve operational improvements. Excluding the special charges, nonsegment expenses would have been 3.3 percent of sales for the first quarter of 2016.

Cash Flow and Financial Position

Net cash generated from operating activities was $37 million for the first quarter of fiscal 2016, compared to $38 million for the first quarter of fiscal 2015. Free cash flow was $4 million for the first quarter of fiscal 2016, compared to a $9 million outflow for the first quarter of fiscal 2015. Payments for property, plant, and equipment for the first quarter of fiscal 2016 were $33 million, compared to $47 million for the first quarter of fiscal 2015.

Total debt was $887 million at December 31, 2015, compared to $852 million at September 30, 2015.  The ratio of debt to debt-plus-equity was 43.7 percent at December 31, 2015, compared to 42.5 percent at September 30, 2015.

The effective tax rate for the first quarter of fiscal 2016 was 8.4 percent, compared to 23.3 percent for the first quarter of fiscal 2015. The decrease in the income tax rate was primarily due to the retroactive impact of the research and experimentation tax credit reinstatement on lower earnings before income taxes, compared to the prior year quarter. Both the current and prior year quarters included a $5 million credit for the retroactive portion related to the research and experimentation tax credit reinstatement. The company’s expected full year tax rate of 28 percent anticipated this reinstatement and is therefore unchanged.

Outlook

For fiscal 2016, Woodward’s guidance is unchanged and net sales are expected to increase one to two percent over fiscal 2015, earnings before interest and taxes to be up approximately 5 percent and earnings per share to be between $2.75 and $2.95. The special charges will be largely offset by the anticipated savings during the year and therefore there is no impact on the full year outlook.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 19, 2016 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for fiscal 2016. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 1667357. An audio replay will be available by telephone from 7:30 p.m. EST on January 19, 2016 until 11:59 p.m. EST on February 2, 2016. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1667357.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We have also presented certain financial measures net of special charges taken in the quarter. Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Management presented financial measures net of special charges because such charges are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core operational performance. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”. We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our strategic actions and their proposed effect, savings in the remainder of the fiscal year as a result of special charges in the quarter, future sales, earnings, liquidity, tax rate, and relative profitability, expectations regarding our markets and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s ability to integrate acquisitions and manage costs related thereto; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2015, and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2015	2014

Net sales	$445,110	$487,646
Costs and expenses:
Cost of goods sold	333,377	343,760
Selling, general, and administrative expenses	40,782	39,843
Research and development costs	31,597	34,029
Amortization of intangible assets	6,946	7,575
Interest expense	6,908	5,949
Interest income	(447)	(127)
Other (income) expense, net	(2,009)	(455)
Total costs and expenses	417,154	430,574
Earnings before income taxes	27,956	57,072
Income taxes	2,345	13,288
Net earnings	$25,611	$43,784

Earnings per share amounts:
Basic earnings per share	$0.41	$0.67
Diluted earnings per share	$0.40	$0.66
Weighted average common shares outstanding:
Basic	63,054	65,322
Diluted	64,373	66,739
Cash dividends per share paid to Woodward common stockholders	$0.10	$0.08

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
(Unaudited - in thousands)	2015	2015

Assets
Current assets:
Cash and cash equivalents	$84,422	$82,202
Accounts receivable	245,939	322,215
Inventories	469,788	447,664
Income taxes receivable	33,518	21,838
Deferred income tax assets	29,734	29,766
Other current assets	44,656	43,791
Total current assets	908,057	947,476
Property, plant, and equipment – net	781,659	756,100
Goodwill	555,998	556,977
Intangible assets – net	218,070	225,138
Deferred income tax assets	9,064	9,388
Other assets	43,263	44,886
Total assets	$2,516,111	$2,539,965

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$100,000	$2,430
Accounts payable	165,900	173,287
Income taxes payable	7,602	6,555
Deferred income tax liabilities	14	14
Accrued liabilities	107,939	155,936
Total current liabilities	381,455	338,222
Long-term debt, less current portion	787,000	850,000
Deferred income tax liabilities	92,158	82,449
Other liabilities	112,491	116,190
Total liabilities	1,373,104	1,386,861
Stockholders’ equity	1,143,007	1,153,104
Total liabilities and stockholders’ equity	$2,516,111	$2,539,965

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2015	2014
Net cash provided by operating activities	$37,112	$37,856

Cash flows from investing activities:
Payments for property, plant, and equipment	(33,131)	(46,621)
Proceeds from sale of other assets	1,852	90
Net cash used in investing activities	(31,279)	(46,531)

Cash flows from financing activities:
Cash dividends paid	(6,321)	(5,250)
Proceeds from sales of treasury stock	1,252	1,391
Payments for repurchases of common stock	(30,712)	(32,118)
Excess tax benefits from stock compensation	248	522
Payments of long-term debt	(50,000)	-
Borrowings on revolving lines of credit and short-term borrowings	220,000	105,000
Payments on revolving lines of credit and short-term borrowings	(135,598)	(115,000)
Net cash used in financing activities	(1,131)	(45,455)
Effect of exchange rate changes on cash and cash equivalents	(2,482)	(2,695)
Net change in cash and cash equivalents	2,220	(56,825)
Cash and cash equivalents at beginning of period	82,202	115,287
Cash and cash equivalents at end of period	$84,422	$58,462

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2015	2014
Net sales:
Aerospace	$268,599	$255,770
Industrial	176,511	231,876
Total consolidated net sales	$445,110	$487,646
Segment earnings**:
Aerospace	$43,486	$35,793
As a percent of segment sales	16.2%	14.0%
Industrial	21,551	39,268
As a percent of segment sales	12.2%	16.9%
Total segment earnings	65,037	75,061
Nonsegment expenses	(30,620)	(12,167)
EBIT	34,417	62,894
Interest expense, net	(6,461)	(5,822)
Consolidated earnings before income taxes	$27,956	$57,072

Payments for property, plant and equipment	$33,131	$46,621
Depreciation expense	10,116	10,998
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2015	2014
Net earnings	$25,611	$43,784
Income taxes	2,345	13,288
Interest expense	6,908	5,949
Interest income	(447)	(127)
EBIT	34,417	62,894
Amortization of intangible assets	6,946	7,575
Depreciation expense	10,116	10,998
EBITDA	$51,479	$81,467

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2015	2014

Net cash provided by operating activities	$37,112	$37,856
Payments for property, plant, and equipment	(33,131)	(46,621)
Free cash inflow / (outflow)	$3,981	$(8,765)

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com